Exhibit 99(6)(c)

FORM OF
INVESTMENT ADVISORY AGREEMENT

AGREEMENT (“Agreement”) made as of August     , 2004 between ONE GROUP MUTUAL FUNDS, a Massachusetts business trust (herein called the “Fund”), and J.P. MORGAN INVESTMENT MANAGEMENT, INC., a Delaware corporation, with its principal office in New York, New York (herein called the “Investment Adviser”).

WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund desires to retain the Investment Adviser to furnish investment advisory and related services to the investment portfolios of the Fund identified in Schedule A hereto (the “Portfolios”) and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services; and

WHEREAS, on August 12, 2004, the Board of Trustees of the Fund approved (i) the redomiciliation of One Group Mutual Funds as a Delaware statutory trust to be known as JPMorgan Trust II, subject to the approval of the redomiciliation transaction by shareholders of the Fund at a shareholder meeting to be held January 20, 2005 (“Redomiciliation”); and

WHEREAS, the Redomiciliation transaction described above, if approved by shareholders, is expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a “Closing Date”); and

WHEREAS, the parties agree that, if the Redomiciliation is approved by shareholders, this Agreement shall continue in effect with respect to the Portfolios following the Redomiciliation for the remaining term of this Agreement and JPMorgan Trust II shall succeed to the rights and obligations of the Fund under this Agreement effective as of the close of business on the Closing Date with respect to the Redomiciliation; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Appointment. The Fund hereby appoints the Investment Adviser to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.             Delivery of Documents. The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following documents:

(a)           the Fund’s Amended and Restated Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts on March 5, 1999, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)           the Fund’s Code of Regulations and amendments thereto;

(c)           resolutions of the Fund’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d)           the Fund’s original Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) on February 20, 1985 and all amendments thereto;

(e)           the Fund’s current Registration Statement with respect to the Portfolios on Form N-1A under the Securities Act of 1933, as amended (“1933 Act”), and under the 1940 Act as filed with the SEC; and

(f)            the Portfolios’ most recent prospectus(es) and Statement of Additional Information (such prospectuses and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”).

The Fund will promptly provide copies of all amendments of or supplements to the foregoing documents to the Investment Adviser.  In addition, the Fund will furnish promptly the following documents to the Investment Adviser upon their effectiveness:

(a)           any Certificate of Trust for JPMorgan Trust II filed with the Secretary of State of the State of Delaware, and all amendments thereto or restatements thereof;

(b)           any Declaration of Trust for JPMorgan Trust II and all amendments thereto or restatements thereof (referred to herein as the “New Declaration of Trust”); and

(c)           any by-laws for JPMorgan Trust II and all amendments thereto.

3.             Management. Subject to the supervision of the Fund’s Board of Trustees, the Investment Adviser will provide or cause to be provided a continuous investment program for each Portfolio, including investment research and management with respect to all securities and investments and cash equivalents in said Portfolios.  The Investment Adviser will determine or cause to be determined from time to time what securities and other investments will be purchased, retained or sold by the Fund with respect to the Portfolios and will place or cause to be placed orders for purchase and sale on behalf of the Fund with respect to the Portfolios.  The Investment Adviser will provide the services under this Agreement in accordance with each Portfolio’s investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Fund’s Board of Trustees.  The Investment Adviser further agrees that it:

(a)           will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)           will comply in all material respects with all applicable Rules and Regulations of the SEC and in addition will conduct its activities under this Agreement in accordance with any applicable regulations pertaining to the investment advisory activities of the Investment Adviser;

(c)           will not make loans to any person to purchase or carry units of beneficial interest in the Fund or make loans to the Fund;

(d)           will place or cause to be placed orders pursuant to its investment determinations for the Fund, with respect to the Portfolios, either directly with the issuer or with any broker or dealer.  In regard to such orders placed with brokers and dealers, the Investment Adviser or any sub-investment adviser employed by the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price.  Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser or any sub-investment adviser employed by the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser or any such sub-investment adviser with research advice and other services.  In no instance will portfolio securities be purchased from or sold to One Group Dealer Services, Inc., the Investment Adviser, any sub-adviser employed by the Investment Adviser, or any affiliated person of the Fund, One Group Dealer Services, Inc., the Investment Adviser or any sub-adviser employed by the Investment Adviser, except to the extent permitted by the 1940 Act;

(e)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and the Portfolios and prior, present or potential interest holders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; and

(f)            will maintain its policy and practice of conducting its fiduciary functions independently.  In making investment recommendations for the Portfolios, the Investment Adviser’s personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for a Portfolio’s account are customers of the Investment Adviser or of its parent or its subsidiaries or affiliates. In dealing with such customers, the Investment Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by a Portfolio.

4.             Use of Sub-Investment Adviser. The Investment Adviser may, subject to the approvals required under the 1940 Act, employ a sub-investment adviser to assist the Investment Adviser in the performance of its duties under this Agreement.  Such use does not relieve the Investment Adviser of any duty or liability it would otherwise have under this Agreement.  Compensation of the Sub-Investment Adviser for services provided and expenses assumed under any agreement between the Investment Adviser and the Sub-Investment Adviser permitted under this paragraph is the sole responsibility of the Investment Adviser.

5.             Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive.  Except to the extent necessary to perform the Investment Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser, or any subsidiary or affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

6.             Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.  The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.             Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Portfolios. Each Portfolio will be responsible for all of the expenses and liabilities of that Portfolio.

8.             Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Portfolios will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee computed daily and paid monthly on the first business day of each month at the applicable annual rate set forth on Schedule A hereto.  If the fee payable to the Investment Adviser pursuant to this paragraph begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.  For purposes of calculating fees, the value of a Portfolio’s net assets shall be computed in the manner specified in the Prospectus and the Fund’s Declaration of Trust (or New Declaration of Trust, as applicable) for the computation of the value of a Portfolio’s net assets in connection with the determination of the net asset value of the Portfolio’s shares.

If in any fiscal year the aggregate expenses of any of the Portfolios (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Investment Adviser will reimburse the Portfolio for a portion of such excess expenses equal to such excess times the ratio of the fees otherwise payable by the Portfolio to the Investment Adviser hereunder (after giving effect to any waiver of fees agreed to by the Investment Adviser) to the aggregate fees otherwise payable by the Portfolio to the Investment Adviser hereunder (after giving effect to any waiver of fees agreed to by the Investment Adviser). The obligation of the Investment Adviser to reimburse the Portfolios hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Portfolios for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

9.             Limitation of Liability.  The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.           Duration and Termination.  This Agreement shall not take effect with respect to a Portfolio until it has been approved by a vote of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act), and both (a) the Board of Trustees of the Fund and (b) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the 1940 Act), cast in person at a meeting called, among other things, for the purpose of voting on this Agreement.  Provided that the requisite shareholder approval has been obtained, this agreement shall be effective as of February 19, 2005.  Unless sooner terminated as provided herein, this Agreement shall continue in effect until October 31, 2006. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Portfolio for successive periods of twelve months each ending on November 30 of each year, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Fund’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Portfolio.  Notwithstanding the foregoing, this Agreement may be terminated as to a particular Portfolio at any time on sixty days written notice, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio) or by the Investment Adviser.  The termination of this Agreement with respect to one Portfolio shall not result in the termination of this Agreement with respect to any other Portfolio.  This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meaning of such terms in the 1940 Act.)

11.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

12.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

13.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.           Governing Law; Liability.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of Delaware.

The names “One Group® Mutual Funds” and “Trustees of One Group® Mutual Funds” refer respectively to the Fund created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of “One Group® Mutual Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with any series of Shares of the Fund must look solely to the assets of the Fund belonging to such series for the enforcement of any claims against the Fund.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ONE GROUP MUTUAL FUNDS

By

(Title)

J.P. MORGAN INVESTMENT MANAGEMENT, INC.

By

(Title)

Schedule A
to
Investment Advisory Agreement
between
One Group Mutual Funds
and
J.P. Morgan Investment Management, Inc.

Portfolios and Advisory Fee Rates

Name as of August 12, 2004	New Name as of February 19, 2005	Fee Rate
One Group International Equity Index Fund	JPMorgan International Equity Index Fund	0.55% of average daily net assets